UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 19, 2010

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of Material Definitive Agreement.

On February 19, 2010, Lennar Corporation (the “Company”) terminated its $1.1 billion senior unsecured revolving credit facility with lenders for which JPMorgan Chase Bank, N.A. acted as Administrative Agent (the “Credit Facility”). The Credit Facility had no outstanding borrowings and was only currently being used to issue letters of credit. The Company determined it would be more cost effective to enter into cash-collateralized letter of credit agreements and has entered into such agreements with two banks with a capacity totaling $225 million, of which the Company will currently use $164 million to replace letters of credit that had been issued under the Credit Facility. The Company expects to save over $8 million annually as a result of terminating the Credit Facility and entering into more cost effective cash-collateralized letter of credit agreements.

Item 7.01.	Regulation FD Disclosure.

As a result of the termination of the Credit Facility described in Item 1.02, guarantees by subsidiaries of the Company of approximately $2.2 billion of Senior Notes and of the Company’s obligations under a Letter of Credit Facility Agreement with JPMorgan Chase Bank, N.A. as Administrative Agent and Primary Issuing Lender have been suspended, and those subsidiaries no longer are guarantors and no longer have obligations with regard to the Senior Notes or the Letter of Credit Facility. The suspension of the guarantees will terminate, and the subsidiaries will once again be guarantors of the Company’s obligations with regard to the Senior Notes and the Letter of Credit Facility, if at any time the subsidiaries directly or indirectly guarantee indebtedness of the Company of $75 million or more.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2010	Lennar Corporation

	By:	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer

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